Exhibit 99.1

Stoneridge Appoints Troy Cooprider as Chief Technology Officer
NOVI, Mich. — March 14, 2024 — Stoneridge, Inc. (NYSE: SRI) today announced the appointment of Troy Cooprider to the position of chief technology officer. Cooprider will set the company’s strategic technology and product roadmaps and support future innovation and growth through oversight of the global engineering function.
“We have a clear strategy for the future, and with Troy’s proven track record in bringing advanced technologies to market, we will continue to redefine the standards of safe and efficient mobility,” said Jim Zizelman, president and CEO, Stoneridge.
Cooprider brings more than 30 years of industry experience in automotive electronics to Stoneridge. Most recently, he was vice president of global technology at Stoneridge, responsible for leading product innovation, advanced engineering, and technology strategy. He joined Stoneridge in 2020 as vice president of advanced engineering and engineering excellence to lead the development and execution of its next-generation electronics systems. Before that, he served as executive director of engineering at Aptiv, where he had oversight for global product development and launch activities for a broad range of electronics and safety products.
Cooprider earned a bachelor’s degree in electrical and electronics engineering from Rose-Hulman Institute of Technology. Stoneridge has filed more than 30 patent applications with Cooprider listed as an inventor.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Media Contacts:
Samantha Simmerson
Manager, Global Marketing & Communications
Samantha.Simmerson@Stoneridge.com
Kelly Harvey
Director, Investor Relations
Kelly.Harvey@Stoneridge.com